Herc Holdings Reports Second Quarter and First Half 2019 Results

Second Quarter 2019 Highlights

–	Equipment rental revenue rose to $407.6 million and total revenues were $475.1 million

–	Pricing improved by 4.6%, the 13th consecutive quarter of year-over-year improvement

–	Net income increased $10.0 million to $9.7 million

–	Adjusted EBITDA grew 14.9% to $174.9 million; adjusted EBITDA margin increased 550 basis points

–	2019 guidance range for adjusted EBITDA is raised to $735 million to $760 million

Bonita Springs, Fla., August 1, 2019 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter ended June 30, 2019. Equipment rental revenue was $407.6 million and total revenues were $475.1 million in the second quarter of 2019, compared with $392.5 million and $485.5 million, respectively, for the same period last year. The Company reported net income of $9.7 million, or $0.33 per diluted share, in the second quarter of 2019 compared to a net loss of $0.3 million, or $0.01 per diluted share, in the same 2018 period.

Equipment rental revenue increased 3.8%, average fleet at original equipment cost (OEC) decreased 1.3% and overall pricing improved 4.6% in the second quarter of 2019 over the prior-year period. Adjusted EBITDA increased 14.9% to $174.9 million in the second quarter compared to $152.2 million in the comparable 2018 period. See page A-4 for a description of the items excluded in calculating adjusted EBITDA.

“Our strong second quarter results reflect the company-wide focus on quality of earnings," said Larry Silber, president and chief executive officer.  "We improved pricing 4.6% over last year and increased dollar utilization by 260 basis points to 38.0% in the quarter. Our margin improvement initiatives reduced expenses and contributed to the year-over-year increase in adjusted EBITDA margin of 550 basis points to 36.8%. Lower net fleet capital expenditures and increased pricing improved dollar utilization. These initiatives drove equipment revenue growth and strong profitability improvements despite record levels of rain in certain regions of the U.S.
"Customer feedback and project backlogs support our expectation for solid equipment rental demand for the rest of the year. As we continue to successfully implement our revenue and cost initiatives, we expect to continue generating strong growth in profitability for the full-year 2019," he added.
Second Quarter Highlights

•
Equipment rental revenue in the second quarter of 2019 increased 3.8% or $15.1 million to $407.6 million compared to $392.5 million in the prior-year quarter. Strong year-over-year improvements in pricing and mix were offset primarily by strategic reductions in re-rent revenue to drive margin improvement.

•
Total revenues decreased 2.1% to $475.1 million in the second quarter compared to $485.5 million in 2018. The $10.4 million year-over-year decline was primarily related to the $26.9 million reduction in sales of rental equipment compared to 2018. The impact of the difference in sales of rental equipment was partially offset by an increase in equipment rental revenue of $15.1 million.

•	Pricing increased 4.6% in the second quarter of 2019 compared to the same period in 2018, the 13th consecutive quarter of year-over-year improvement.

•	Dollar utilization increased 260 basis points to 38.0% in the second quarter of 2019 compared to the prior-year period, reflecting improved pricing and customer and fleet mix diversification.

•
Direct operating expenses (DOE) declined to $188.5 million in the second quarter of 2019 compared to $194.5 million in the prior-year period. The 3.1%, or $6.0 million, year-over-year decrease was driven primarily by initiatives to reduce maintenance and transportation expenses and strategic reductions in re-rent expense. Those savings were offset by investments in new facilities.

•
Selling, general and administrative expenses (SG&A) decreased to $73.5 million in the second quarter of 2019 compared to $77.3 million in the prior-year period. The 4.9%, or $3.8 million, year-over-over decline was primarily attributed to the reduction in spin-off costs and professional fees, offset by an increase in salaries and benefits.

•	The Company also recorded restructuring expense of $7.8 million in the second quarter associated with closures of under-performing branches.

•
Interest expense in the second quarter of 2019 decreased to $31.6 million compared to $32.4 million in the prior-year period. The decrease was primarily due to lower average outstanding borrowings on our senior secured second priority notes ("Notes") from the partial redemptions made in July 2018, which was partially offset by the higher average interest rates on the revolving credit facility compared with last year.

•	Net income was $9.7 million in the second quarter of 2019 compared to a net loss of $0.3 million in the second quarter of 2018.

•
Adjusted EBITDA in the second quarter of 2019 increased 14.9% to $174.9 million compared to $152.2 million in the second quarter of 2018. The increase was primarily due to strong equipment rental pricing, improved dollar utilization and reduced SG&A and DOE.

First Half Highlights

•
Equipment rental revenue in the first half of 2019 increased 3.1% or $23.6 million to $785.2 million compared to $761.6 million in the first half of 2018. Strong improvement in pricing and mix were primarily offset by strategic reductions in re-rent revenue.

•
Total revenues increased 3.7% to $950.8 million for the first half of 2019 compared to $916.8 million in the first half of 2018. The $34.0 million year-over-year increase included an increase in equipment rental revenue of $23.6 million and an increase in sales of rental equipment of $10.9 million.

•	Pricing increased 4.2% for the first half of 2019 compared to the same period last year.

•
Direct operating expenses decreased $12.9 million to $377.6 million compared to $390.5 million in the prior-year period. The 3.3% decline was primarily due to initiatives to reduce expenses, particularly in maintenance and re-rent expense. The savings were partially offset by investments in new facilities.

•
SG&A decreased $5.8 million to $145.0 million for the first half of 2019 compared to $150.8 million in the prior-year period. The 3.8% year-over-year decline resulted primarily from the reduction in spin-off costs and professional fees, offset by an increase in salaries and benefits.

•	First half results included restructuring expense of $7.8 million associated with closures of under-performing branches.

•	Interest expense of $64.5 million for the first half of 2019 was flat compared to the prior year's

$64.4 million, primarily due to lower average outstanding borrowings on the Notes offset by higher average interest rates on the revolving credit facility.

•	Net income was $3.0 million for the first half of 2019 compared to a loss of $10.4 million in the comparable prior-year period.

•
Adjusted EBITDA for the first half of 2019 increased 11.3% to $317.2 million compared to $284.9 million in the prior year. The increase was primarily due to strong equipment rental revenue pricing, improved dollar utilization and lower SG&A and DOE.

Capital Expenditures - Fleet

•
The Company reported net fleet capital expenditures of $133.4 million for the first half of 2019. Gross fleet capital expenditures were $257.1 million, and disposals were $123.7 million. See page A-5 for the calculation of net fleet capital expenditures.

•	As of June 30, 2019, the Company's total fleet was approximately $3.86 billion at OEC.

•	Average fleet at OEC decreased 1.3% in the second quarter of 2019 and 0.3% for the first half compared to the prior-year periods.

•	Average fleet age improved to approximately 44 months as of June 30, 2019, compared with approximately 46 months as of June 30, 2018.

2019 Guidance

"We raised the lower end of our adjusted EBITDA guidance to reflect the strong pricing environment and our outlook for continued equipment rental demand for the full year, " said Mr. Silber. "We expect year-over-year growth in adjusted EBITDA of approximately 7% to 11% in 2019. We are also affirming our net fleet capital expenditure guidance. Our expectation for improved operating results and lower net fleet capital expenditures in 2019 are expected to generate strong positive free cash flow and improve our net leverage for the full year."

Adjusted EBITDA                  $735 million to $760 million
Net fleet capital expenditures            $370 million to $410 million

The Company does not provide forward-looking guidance for certain financial measures on a GAAP basis because certain items contained in the GAAP measures, which may be significant, cannot be reasonably estimated, such as restructuring and restructuring related charges, and gains and losses from asset sales.

Recent Developments

On July 9, 2019, Herc Holdings Inc. issued $1.2 billion aggregate principal amount of its 5.50% Senior Notes due 2027 (“2027 Notes”). Interest on the 2027 Notes will accrue at the rate of 5.50% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 2020. The 2027 Notes will mature on July 15, 2027.

The net proceeds from the sale of the 2027 Notes were used to redeem all $427.0 million outstanding principal amount of Herc Rentals Inc.’s 7.50% Senior Secured Second Priority Notes due 2022 ("2022 Notes") and all $437.5 million outstanding principal amount of the 7.75% Senior Secured Second Priority Notes due 2024 ("2024 Notes") and to partially repay indebtedness outstanding under the Company's asset-backed revolving credit agreement and to pay related fees and expenses.

The 2022 Notes and 2024 Notes were redeemed on July 9, 2019, at a redemption price of 103.750% in the case of the 2022 Notes and 105.813% in the case of the 2024 Notes, plus $7.0 million interest accrued to, but excluding, July 9, 2019. The Company expects to record a loss of approximately $51 million on the early extinguishment of debt, comprised of the premiums paid and unamortized debt issuance costs.

Yesterday, it was announced that the Company completed the refinancing of the $1.75 billion Herc Rentals Inc. ABL Credit Facility in order to, among other things, add the Company as a borrower, extend the maturity date from 2021 to 2024 and reduce the cost by 25 bps to LIBOR +1.50 bps.

Earnings Call and Webcast Information

Herc Holdings' second quarter 2019 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-866-454-4207 and international participants should call + 1-786-789-4782, using the access code: 526951. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the company website at IR.HercRentals.com, where it will be archived for 90 days after the call. A telephonic replay will be available for one week. To listen to the archived call by telephone, U.S. participants should dial +1-888-203-1112 and international participants + 1-719-457-0820 and enter the conference ID number: 1983932.

About Herc Holdings Inc.

Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is one of the leading equipment rental suppliers with approximately 265 locations, principally in North America. With over 50 years of experience, we are a full-line equipment rental supplier offering a broad portfolio of equipment for rent. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction and lighting. Our equipment rental business is supported by ProSolutionsTM, our industry-specific solutions-based services, which includes power generation, climate control, remediation and restoration, and studio and production equipment, and our ProContractor professional grade tools. Our product offerings and services are aimed at helping customers work more efficiently, effectively and safely. The Company has approximately 4,900 employees. Herc Holdings’ 2018 total revenues were approximately $1.98 billion. All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated. For more information on Herc Holdings and its products and services, visit: www.HercRentals.com.

Certain Additional Information

In this release we refer to the following operating measures:

•	Dollar utilization: calculated by dividing rental revenue by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).

•
OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements

This press release includes "forward-looking statements," as that term is defined by the federal securities laws. Forward-looking statements include statements concerning our plans, intentions, objectives, strategies, future events, future revenue, profitability, performance or cash flows, future capital expenditures, future accounting changes, financing needs, business trends and other information that is not historical information. When used in this press release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements are so designated. All forward-looking statements are based upon our current expectations and various assumptions and, there can be no assurance that our current expectations will be achieved. There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those suggested by our forward-looking statements, including:

•	the cyclicality of our business and its dependence on levels of capital investment and maintenance expenditures by our customers;

•
a slowdown in economic conditions or adverse changes in the level of economic activity or other economic factors specific to our customers or their industries, in particular, contractors and industrial customers;

•	our reliance upon communications networks and centralized IT systems;

•	the misuse or theft of information we possess, including as a result of cyber security breaches or otherwise;

•	our response to changes in technology and customer demands;

•	intense competition in the industry, including from our own suppliers, that may lead to downward pricing or an inability to increase prices;

•	our ability to attract and retain key management and other key personnel, and the ability of new employees to learn their new roles;

•	any occurrence that disrupts rental activity during our peak periods, especially in the construction industry;

•	some or all of our deferred tax assets could expire if we experience an "ownership change" as defined in the Internal Revenue Code;

•	changes in the legal and regulatory environment that affect our operations, including with respect to taxes, consumer rights, privacy, data security and employment matters;

•	an impairment of our goodwill or our indefinite lived intangible assets;

•	a decline in our relations with our key national account customers or the amount of equipment they rent from us;

•	maintenance and repair costs associated with our equipment rental fleet, and the residual value risk upon disposition;

•	our inability to protect our trade secrets and other intellectual property rights;

•	our exposure to a variety of claims and losses arising from our operations, some of which may not be covered by insurance;

•	issues we face with our union employees;

•	issues we face with environmental, health and safety laws and regulations and the costs of complying with them;

•	difficulty in identifying, implementing and integrating strategic acquisitions and the disruption in our business therefrom;

•	the liabilities we have assumed and share with Hertz Global Holdings, Inc., formerly known as Hertz Rental Car Holding Company, Inc., in connection with the spin-off;

•	our substantial level of indebtedness, which is secured by substantially all of our consolidated assets, exposes us or makes us more vulnerable to a number of risks;

•
an increase in interest rates or in our borrowing margin would increase the cost of servicing our debt and could reduce our profitability and any additional debt we incur could further exacerbate these risks;

•
the sale of a large number of our shares or the perception that a sale could occur could cause the market price of our shares to decline, and these factors could make it more difficult for us to raise funds through future stock offerings;

•	provisions of our governing documents could discourage potential acquisition proposals and could deter or prevent a change in control;

•	the market price of our common stock may fluctuate significantly; and

•
other risks and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2018 under Item 1A "Risk Factors," and in our other filings with the Securities and Exchange Commission.

Forward-looking statements are expressly qualified in their entirety by such cautionary statements. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA and adjusted EBITDA margin. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.

(See Accompanying Tables)

A-4

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Equipment rental	$407.6	$392.5	$785.2	$761.6
Sales of rental equipment	51.3	78.2	136.4	125.5
Sales of new equipment, parts and supplies	13.2	10.8	24.1	22.2
Service and other revenue	3.0	4.0	5.1	7.5
Total revenues	475.1	485.5	950.8	916.8
Expenses:
Direct operating	188.5	194.5	377.6	390.5
Depreciation of rental equipment	100.9	97.0	200.9	190.3
Cost of sales of rental equipment	50.0	75.8	133.5	117.8
Cost of sales of new equipment, parts and supplies	10.4	8.1	18.6	17.1
Selling, general and administrative	73.5	77.3	145.0	150.8
Restructuring	7.8	—	7.8	1.0
Interest expense, net	31.6	32.4	64.5	64.4
Other income, net	(2.6)	(0.1)	(2.3)	(0.4)
Total expenses	460.1	485.0	945.6	931.5
Income (loss) before income taxes	15.0	0.5	5.2	(14.7)
Income tax benefit (provision)	(5.3)	(0.8)	(2.2)	4.3
Net income (loss)	$9.7	$(0.3)	$3.0	$(10.4)
Weighted average shares outstanding:
Basic	28.7	28.4	28.6	28.4
Diluted	29.1	28.4	29.0	28.4
Earnings (loss) per share:
Basic	$0.34	$(0.01)	$0.10	$(0.37)
Diluted	$0.33	$(0.01)	$0.10	$(0.37)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30, 2019	December 31, 2018
ASSETS	(Unaudited)
Cash and cash equivalents	$27.9	$27.8
Receivables, net of allowance	308.4	332.4
Other current assets	31.2	40.2
Total current assets	367.5	400.4
Rental equipment, net	2,587.3	2,504.7
Property and equipment, net	270.6	282.5
Right-of-use lease assets	167.0	—
Goodwill and intangible assets, net	383.6	384.5
Other long-term assets	25.5	38.1
Total assets	$3,801.5	$3,610.2

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$28.7	$29.9
Current maturities of operating lease liabilities	28.5	—
Accounts payable	296.2	147.0
Accrued liabilities	104.7	122.3
Total current liabilities	458.1	299.2
Long-term debt, net	2,004.6	2,129.9
Financing obligations, net	119.0	116.3
Operating lease liabilities	144.5	—
Deferred tax liabilities	446.1	448.3
Other long-term liabilities	45.5	43.8
Total liabilities	3,217.8	3,037.5
Total equity	583.7	572.7
Total liabilities and equity	$3,801.5	$3,610.2

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$3.0	$(10.4)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of rental equipment	200.9	190.3
Depreciation of property and equipment	26.2	25.4
Amortization of intangible assets	3.4	2.1
Amortization of deferred debt and financing obligations costs	3.3	3.1
Stock-based compensation charges	8.2	6.6
Restructuring	5.5	—
Provision for receivables allowance	25.2	24.1
Deferred taxes	(1.3)	(4.3)
Gain on sale of rental equipment	(2.9)	(7.7)
Income from joint ventures	(0.3)	(0.9)
Other	3.7	5.9
Changes in assets and liabilities:
Receivables	(12.7)	(1.4)
Other assets	13.1	(0.8)
Accounts payable	11.7	10.6
Accrued liabilities and other long-term liabilities	(14.4)	(9.7)
Net cash provided by operating activities	272.6	232.9
Cash flows from investing activities:
Rental equipment expenditures	(257.1)	(300.5)
Proceeds from disposal of rental equipment	123.7	130.1
Non-rental capital expenditures	(20.5)	(33.2)
Proceeds from disposal of property and equipment	4.1	2.4
Other	1.9	—
Net cash used in investing activities	(147.9)	(201.2)
Cash flows from financing activities:
Proceeds from revolving lines of credit and securitization	253.1	186.0
Repayments on revolving lines of credit and securitization	(374.5)	(204.7)
Proceeds from financing obligations	4.7	—
Principal payments under capital lease and financing obligations	(8.0)	(8.9)
Other financing activities, net	(0.3)	0.3
Net cash used in financing activities	(125.0)	(27.3)
Effect of foreign exchange rate changes on cash and cash equivalents	0.4	(1.9)
Net increase in cash and cash equivalents during the period	0.1	2.5
Cash and cash equivalents cash at beginning of period	27.8	41.5
Cash and cash equivalents at end of period	$27.9	$44.0

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA are not recognized terms under GAAP and should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP. Further, since all companies do not use identical calculations, our definition and presentation of these measures may not be comparable to similarly titled measures reported by other companies.

EBITDA and adjusted EBITDA - EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of merger and acquisition related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain on the disposal of a business and certain other items. Management uses EBITDA and adjusted EBITDA to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company's performance. However, EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin - Adjusted EBITDA Margin (Adjusted EBITDA/Total Revenues) is a commonly used profitability ratio. Adjusted EBITDA Margin does not purport to be an alternative to Net Margin (Net Income/Total Revenues as calculated under GAAP) as an indicator of profitability, as it does not account for GAAP reportable expenses such as depreciation and interest or the expense or benefit from income taxes.

These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income (loss)	$9.7	$(0.3)	$3.0	$(10.4)
Income tax provision (benefit)	5.3	0.8	2.2	(4.3)
Interest expense, net	31.6	32.4	64.5	64.4
Depreciation of rental equipment	100.9	97.0	200.9	190.3
Non-rental depreciation and amortization	14.6	13.7	29.6	27.5
EBITDA	162.1	143.6	300.2	267.5
Restructuring	7.8	—	7.8	1.0
Spin-Off costs	0.3	3.9	0.3	8.8
Non-cash stock-based compensation charges	4.3	3.8	8.2	6.6
Other(1)	0.4	0.9	0.7	1.0
Adjusted EBITDA	$174.9	$152.2	$317.2	$284.9

Total revenues	$475.1	$485.5	$950.8	$916.8
Adjusted EBITDA	174.9	152.2	317.2	284.9
Adjusted EBITDA margin	36.8%	31.3%	33.4%	31.1%
(1) Comprised primarily of a one-time cash separation benefit paid to our former Chief Financial Officer as part of a Retirement and Separation Agreement for the three and six months ended June 30, 2018.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
NET RENTAL EQUIPMENT EXPENDITURES
(In millions)

	Six Months Ended June 30,
	2019	2018
Rental equipment expenditures	$257.1	$300.5
Proceeds from disposal of rental equipment	(123.7)	(130.1)
Net rental equipment expenditures	$133.4	$170.4